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                                                                 Exhibit 5(c)

                         ADMINISTRATION AGREEMENT

            AGREEMENT made this ________ day of ________________, 1997 by and between BUILDERS PROLOAN FUND, INC., a Maryland corporation (the "Fund"), and INVESTMENT COMPANY ADMINISTRATION CORPORATION, a Delaware Corporation (the "Administrator").

                            W I T N E S S E T H
                            -------------------

            WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), with shares of beneficial interest organized separate series as set forth on Schedule A hereto ("series" or "portfolios"); and

            WHEREAS, the Fund wishes to retain the Administrator to provide certain administrative services in connection with the management of the operations of the various portfolios of the Fund and the Administrator is willing to furnish such services:

            NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

            1.  Appointment. The Fund hereby appoints the Administrator to
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provide certain administrative services, hereinafter enumerated, in connection with the management of the portfolios' operations for the period and on the terms set forth in this Agreement. The Administrator agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law.

            2.  Services on a Continuing Basis. The Administrator will
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perform the following services on a regular basis which would be daily, weekly or as otherwise appropriate:

                (A) prepare and coordinate, with legal counsel, reports and other materials to be supplied to the Board of Directors of the Fund;

                (B) prepare and/or supervise the preparation and filing of all securities filings, periodic financial reports, prospectuses, statements of additional information, marketing materials, tax returns, shareholder reports and other regulatory reports or filings required of the Fund and the portfolios.

                (C) prepare all required filings necessary to maintain the Fund's and portfolios' qualification and/or registration to sell shares in all states where the Fund and portfolios currently do, or intend to do business;

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                (D)   coordinate the preparation, printing and mailing of all
            materials (e.g. Annual Reports) required to be sent to shareholders;

                (E) coordinate the preparation and payment of Fund and portfolio related expenses;

                (F) conduct relations with, and monitor and oversee the activities of the Fund's and the portfolios' servicing agents (i.e., transfer agent, custodian, fund accounting agent, attorneys, underwriters, brokers and dealers, corporate fiduciaries, banks and such other persons in any such other capacity deemed to be necessary or desirable;

                (G) review and adjust as necessary the portfolios' daily expense accruals;

                (H) maintain and keep such books and records of the Fund as required by law or for the proper operation of the Fund and its portfolios other than those maintained and kept by the Fund's Investment Adviser and servicing agents;

                (I) provide the Fund with (i) the services of persons competent to perform the administrative and clerical functions described herein, and (ii) personnel to serve as officers of the Fund;

                (J) provide the portfolios with administrative offices and such data processing facilities as are necessary for the performance of its duties under this Agreement.

                (K) monitor each portfolio's compliance with investment policies and restrictions as set forth in the portfolio's currently effective Prospectus and Statement of Additional Information under the Securities Act of 1933.

                (L) perform such additional services as may be agreed upon by the Fund and the Administrator.

            3.  Responsibility of the Administrator. The Administrator shall
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be under no duty to take any action on behalf of the Fund or the portfolios except as set forth herein or as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or any other provision of this Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control.

            4.  Reliance Upon Instructions. The Fund agrees that the
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Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from the Board of Directors of the Fund and shall incur no liability to the Fund or the investment adviser to any portfolio in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Directors of the Fund to give oral or written instructions on behalf of the Fund or any portfolio.

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            5.  Confidentiality. The Administrator agrees on behalf of
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itself and its employees to treat confidentially all records and other information relative to the Fund and portfolios and all prior, present or potential shareholders of any and all portfolios, except after prior notification to, and approval of release of information in writing by, the Fund, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund or by a portfolio.

            6.  Equipment Failures. In the event of equipment failures or
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the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties to prevent or remedy such service interruptions.

            7.  Compensation. As compensation for services rendered by the
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Administrator during the term of this Agreement, each portfolio of the Fund will pay to the Administrator a monthly fee at the annual rate of 0.05% of average daily net assets, with an annual minimum fee of $40,000 per portfolio.

            8.  Indemnification. The Fund and portfolios agree to indemnify
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and hold harmless the Administrator from all taxes, filing fees, charges, expenses, assessments, claims and liabilities (including without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, reasonably arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the request of or in reliance upon the advice of the Board of Directors of the Fund, provided that the Administrator will not be indemnified against any liability to a portfolio or to shareholders (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless the Fund and each of its Directors from all claims and liabilities (including without limitation, liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

            9.  Duration and termination. This Agreement shall continue
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until termination by the Fund on behalf of any portfolio (by resolution of the Board of Directors) or the Administrator on 60 days' written notice to the other party. All notices and other communications hereunder shall be in writing.

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            10. Amendments. This Agreement or any part hereof may be changed
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or waived only by instrument writing signed by the party against which enforcement of such change or waiver is sought, provided such amendment is specifically approved by the Board of Directors of the Fund.

            11. Miscellaneous. This Agreement embodies the entire agreement
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and understanding between the parties thereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the date first written above.

                        BUILDERS PROLOAN FUND, INC.



                        By:
                           ----------------------------------------------------
                              Name:   John W. Stewart
                              Title:  President



                        INVESTMENT COMPANY ADMINISTRATION CORPORATION



                        By:
                           ----------------------------------------------------
                              Name:
                              Title:


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                                SCHEDULE A

1.          Builders Proloan Fund, Inc.



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